Exhibit 99

                    WINTHROP PARTNERS 80 LIMITED PARTNERSHIP
                           FORM 10-QSB MARCH 31, 2006

Supplementary Information Required Pursuant to Section 9.4 of the Partnership Agreement

1. Statement of Cash Available for Distribution for the three months ended March 31, 2006:

            Net loss                                                   $    (33)
            Add: Depreciation charged to income not affecting cash
                   available for distribution                                10
                 Cash from reserves                                          23
                                                                       --------
                 Cash Available for Distribution                       $     --
                                                                       ========
                 Distributions allocated to General Partners           $     --
                                                                       ========
                 Distributions allocated to Limited Partners           $     --
                                                                       ========

2. Fees and other compensation paid or accrued by the Partnership to the General Partners, or their affiliates, during the three months ended March 31, 2006:

  Entity Receiving                      Form of
    Compensation                      Compensation                      Amount
---------------------  --------------------------------------------  -----------

Winthrop
Management LLC         Property Management Fees                      $     1,000

General Partners       Interest in Cash Available for Distribution   $        --

Affiliates of the
  General Partner      Interest in Cash Available for Distribution   $        --